   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 2003
                                           REGISTRATION STATEMENT NO. 333-110853


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                Amendment No. 1
                                       To


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  PFSWEB, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                    75-2837058
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

        500 NORTH CENTRAL EXPRESSWAY, PLANO, TEXAS 75074, (972) 881-2900

   (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive offices)

                                 MARK C. LAYTON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PFSWEB, INC.
        500 NORTH CENTRAL EXPRESSWAY, PLANO, TEXAS 75074, (972) 881-2900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:
                             MORRIS BIENENFELD, ESQ.
                                 WOLFF & SAMSON
                      ONE BOLAND DR., WEST ORANGE, NJ 07052
                                 (973) 530-2013

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 23, 2003


PROSPECTUS

                                 (PFS WEB LOGO)

                                2,503,122 SHARES

                                  PFSWEB, INC.

                                  COMMON STOCK


     We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "PFSW." On December 19, 2003, the last reported sales price for our common stock was $1.44 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 7. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is December 23, 2003.


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                              PAGE
                                                                                              ----
The Company.................................................................................     5
Risk Factors................................................................................     7
Forward-looking Statements..................................................................    14
Use of Proceeds.............................................................................    14
Selling Stockholders........................................................................    15
Plan of Distribution........................................................................    16
Legal Matters...............................................................................    18
Experts.....................................................................................    18
Where You Can Find More Information.........................................................    18

                                     SUMMARY

     This summary highlights what we believe is the most important information about PFSweb and the transaction. To fully understand our business, this offering and its consequences to you, you should read the entire prospectus carefully, including the "Risks Factors" section and the documents that we incorporate by reference into this prospectus, before making an investment decision.

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders, as defined below, are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

     In this prospectus, "PFSweb," "we," "us" and "our" refer to PFSweb, Inc.

                                   THE COMPANY

     PFSweb is a leading international provider of outsourcing services. These services include professional consulting, technology collaboration, order management, managed web hosting and web development, customer relationship management, financial services including billing and collection services and working capital solutions, options kitting and assembly services, information management and international fulfillment and distribution services. Collectively we define this group of services as business process outsourcing because we offer our clients infrastructure and technology capabilities that address an entire business transaction cycle, from demand generation to product delivery.

     PFSweb serves as the "brand behind the brand" for companies seeking to increase their supply chain efficiencies. As a business process outsourcer, we offer scalable and cost-effective solutions for manufacturers, distributors, retailers and direct marketing organizations. We provide our clients with seamless and transparent solutions to support their business strategies, allowing them to focus on their core competencies while we provide cost effective capabilities for areas of their business that are not core competencies. Leveraging PFSweb's technology, expertise and proven methodology, our solutions enable client organizations to rapidly and efficiently develop and deploy new products, implement new business strategies or address new distribution channels. Our clients engage us both as a consulting partner to assist them in the design of a business solution as well as a virtual and physical infrastructure partner providing the mission critical operations required to build and manage that business solution. Together, we not only help our clients define new ways of doing business, but also provide them the technology and physical infrastructure necessary to quickly implement this new business model.

     Each client has a unique business model and unique strategic objectives that require highly customized solutions. Clients in a wide array of industries, from computer products to cosmetics to consumer goods to collectibles, turn to PFSweb for help in addressing a variety of business issues, such as customer satisfaction, production capacity requirements, vendor integration, supply chain compression, cost model realignment and international expansion, among others. We also act as an agent of change, providing clients the ability to alter their current distribution model, establish direct relationships with end-customers, and reduce the overall time and costs associated with existing distribution channel strategies. Our clients are seeking solutions that will provide them with dynamic supply chain and channel marketing efficiencies, while ultimately delivering a world-class customer service experience.

     Our technology and business infrastructures are adaptable, changeable and reliable. This flexibility allows us to design custom, variable cost solutions to fit the business requirements of our clients' strategies. Our revenue is primarily earned from product revenue earned through our master distribution relationship with certain clients and service fees charged to process individual business transactions on our clients' behalf through our technology and infrastructure capabilities. These business transactions may include the answering of a phone call or an e-mail, the design and hosting of a client web-site, the processing of an electronic credit card authorization, the receipt and storage of our client's inventory, the assembly of a kit of products to meet our customers specifications, the shipping of products to our clients' customers, the management of a complex set of electronic data transactions designed to keep our clients' suppliers and customers accounting records in balance, or the processing of a returned package.

     Our team of experts design and build diverse solutions for Fortune 1000, Global 2000 and brand name clients around a flexible core of technology and physical infrastructure that includes:

     o Technology collaboration provided by our suite of technology services, called the Entente Suite(SM), that are e-commerce and collaboration services that enable buyers and suppliers to fully automate their business transactions within their supply chain. Entente supports industry standard collaboration techniques including XML based protocols such as Biztalk and RosettaNet, real-time application interfaces, text file exchanges via secured FTP, and traditional electronic data interchange;

     o Managed hosting and internet application development services, including web site design, creation, integration and ongoing maintenance, support and enhancement of web sites;

     o Order management, including order processing from any source of entry, back order processing and future order processing, tracking and tracing, credit management, electronic payment processing, calculation and collection of sales tax and VAT, comprehensive freight calculation and email notification, all with multiple currency and language options;

     o Customer Relationship Management, including interactive voice response technology and web-enabled customer contact services through world-class call centers utilizing voice, e-mail, voice over internet protocol and internet chat communications that are fully integrated with real-time systems and historical data archives to provide complete customer lifecycle management;

     o International fulfillment and distribution services, including warehouse management, inventory management, inventory postponement, product warehousing, order picking and packing, transportation management and reverse logistics;

     o Kitting and assembly services, including light assembly, procurement services, Supplier Relationship Management, specialized kitting, and supplier consigned inventory hubbing in PFSweb's distribution facilities or co-located in other facilities;

     o Information management, including real-time data interfaces, data exchange services and data mining;

     o Financial services, including secure on-line credit card processing, fraud protection, invoicing, credit management and collection, and working capital solutions; and

     o Professional consulting services, including a consultative team of experts that customize solutions to each client and continuously seeks out ways to increase efficiencies and produce benefits for the client.

     We are headquartered in Plano, Texas where our executive and administrative offices are located as well as our primary technology laboratories and hosting facilities. We operate state-of-the-art call centers from our U.S. facilities located in Plano, Texas, and Memphis, Tennessee, and from our international facility located in Liege, Belgium. We have approximately one million square feet of warehouse space located across our facilities in Memphis, Toronto and Liege allowing us to provide global distribution solutions. These distribution facilities are highly automated and contain state of the art material handling and communications equipment. We provide solutions to clients that are often regarded as market leaders in a variety of different industries. Those industries include technology manufacturing, telecommunications, computer consumables, direct marketing, apparel, retailing, collectibles, consumer goods, personal care/cosmetics, pharmaceuticals and consumer electronics, among others.

     Our principal executive offices are located at 500 North Central Expressway Plano, Texas 75074, and our telephone number is (972) 881-2900. Our Internet address is www.pfsweb.com. The information on our website is not incorporated by reference into this prospectus.

     In November 2003 we sold to certain institutional investors 1,581,944 shares of common stock at $2.16 per share in a private placement, resulting in gross proceeds of approximately $3.4 million. The investors also received one-year warrants to purchase 525,692 shares of common stock at an exercise price of $3.25 per share and four-year warrants to purchase 395,486 shares of common stock at an exercise price of $3.30 per share. The net proceeds raised from such private placement will be used for general corporate purposes.

                                  RISK FACTORS

     An investment in our shares being offered in this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline and you could lose all or part of your investment.

See also, "Forward Looking Statements."

RISKS RELATED TO OUR BUSINESS

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE RESULTS.

     Prior to December 1999, we were a wholly-owned subsidiary of Daisytek International Corporation ("Daisytek"). Our business unit was formed in 1991 to leverage Daisytek's core competencies in customer service, order management, product fulfillment and distribution. From 1996 to 1999, the operations of our business unit were primarily focused in several Daisytek subsidiaries operating collectively as Priority Fulfillment Services, Inc. ("PFS"). In June 1999, a separate wholly owned subsidiary named PFSweb, Inc., a Delaware corporation, was created to become a holding company for PFS and facilitate a December 1999 initial public offering of PFSweb. PFSweb and Daisytek completed their separation on July 6, 2000 through a pro rata distribution to Daisytek's common stockholders of all of the shares of our common stock that Daisytek then held.

     The financial information for periods prior to the year ended March 31, 2001 may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented. This is because we made certain adjustments and allocations since Daisytek did not account for us as, and we were not operated as, a single stand-alone business for the periods presented.

     We cannot assure you that the adjustments and allocations we made in preparing our historical consolidated financial statements appropriately reflect our operations during such periods as if we had, in fact, operated as a stand-alone entity or what the actual effect of our separation from Daisytek would have been. Accordingly, we cannot assure you that our historical results of operations are indicative of our future operating or financial performance.

     The financial information for periods prior to September 30, 1999, subsequent to October 1, 2002, and currently, reflect product revenue earned from certain master distributor agreements, primarily with IBM. In 1996 we entered into an agreement with the printer supplies division of IBM. Under this agreement, we served as an IBM master distributor of printer supply products and purchased product from IBM and resold them to IBM customers. We subsequently entered into a similar agreement in Europe and expanded our existing agreements to include more product lines. During the quarter ended September 30, 1999, we, Business Supplies Distributors (a Daisytek subsidiary - "BSD") and IBM entered into new agreements to conform to a service fee revenue business model. Under these agreements, BSD acted as a master distributor of various IBM products, Daisytek provided financing and credit support to BSD and PFSweb provided transaction management and fulfillment services to BSD. As part of this restructuring, we transferred to BSD the IBM product inventory we held as the master distributor, together with our customer accounts receivable and our accounts payable owing to IBM in respect to the product inventory. As a master distributor under the original agreements, we recorded product revenue as we sold the product to IBM customers. Similarly, our gross profit was based upon the difference between our revenue from product sales and the cost of purchasing the product from IBM. Under the new agreements, whereby BSD acted as the master distributor, our revenue was service fee revenue based on a percentage of IBM product sales.

     In July 2001, PFSweb and Inventory Financing Partners, LLC ("IFP") formed Business Supplies Distributors Holdings, LLC ("Holdings"), and Holdings formed a wholly-owned subsidiary, Supplies Distributors. PFSweb originally had a 49% voting interest and IFP had a 51% voting interest in Holdings. Supplies Distributors, PFSweb and IBM entered into new Master Distributor Agreements to replace the prior agreements. Under these new agreements, Supplies Distributors and its subsidiaries act as the master distributors and, pursuant to a transaction management services agreement between PFSweb and Supplies Distributors, PFSweb provides transaction management and fulfillment services to Supplies Distributors. Under the agreements with Supplies Distributors, PFSweb continued to recognize service fee revenue.

     In October 2002, we acquired the remaining 51% ownership interest in Holdings from IFP and thus now own 100% of Holdings. As a result of the purchase, we now consolidate 100% of Holdings financial position and results of operations into our consolidated financial statements. Upon consolidation, effective October 1, 2002, we eliminate the service fee revenue earned from our subsidiary, Supplies Distributors.

     As a result of reflecting revenue earned under the master distributor agreements as product revenue in certain historical periods and as service fee revenue in others, our historical results of operations may not be indicative of our future operating or financial performance.

WE HAVE EXCESS CAPACITY, ARE INCURRING LOSSES FROM OPERATIONS AND NEED MORE REVENUE TO ACHIEVE SUSTAINABLE PROFITABILITY; WE ANTICIPATE INCURRING SIGNIFICANT EXPENSES IN THE FORESEEABLE FUTURE, WHICH MAY REDUCE OUR ABILITY TO ACHIEVE PROFITABILITY

     We currently have unused space in our call centers and distribution centers and excess capacity in our systems infrastructure, and we are currently incurring losses from operations. To properly service our existing clients and attract new clients, it may be difficult or impractical to substantially reduce our costs, including the fixed costs associated with our unused space and excess capacity. Consequently, we may continue to incur losses from operations until we have sufficiently increased our revenue to cover our fixed and variable costs. Alternatively, we may incur restructuring charges to reduce portions of the fixed costs associated with the unused space and fixed capacity. While we believe that as we add revenue we will be able to cover our existing infrastructure costs, there can be no assurance that we will increase our revenue or achieve sustainable profitability.

     To reach our business growth objectives, we might increase the amount of operating and marketing expenses, as well as capital expenditures. To offset these expenses, we will need to generate additional profitable business. If our revenue grows slower than either we anticipate or our clients' projections indicate, or if our operating and marketing expenses exceed our expectations, we may not generate sufficient revenue to be profitable or be able to sustain or increase profitability on a quarterly or an annual basis in the future. Additionally, if our revenue grows slower than either we anticipate or our clients' projections indicate, we may incur unnecessary or redundant costs and our operating results could be adversely affected.

OUR SERVICE FEE REVENUE IS DEPENDENT UPON OUR CLIENTS' BUSINESS AND TRANSACTION VOLUMES; OUR CLIENT SERVICE AGREEMENTS ARE GENERALLY TERMINABLE BY THE CLIENT AT WILL.

     Our service fee revenue is primarily transaction based and is dependent upon and fluctuates with the volume of transactions or level of sales of the products by our clients for which we provide transaction management services. If we are unable to retain existing clients or attract new clients or if we dedicate significant resources to clients whose business does not generate substantial transactions or whose products do not generate substantial customer sales, our business may be materially adversely affected. In addition, our service agreements with our clients are generally terminable by the client at will. Therefore, we cannot assure you that any of our clients will continue to use our services for any period of time.

OUR OPERATING RESULTS ARE MATERIALLY IMPACTED BY OUR CLIENT MIX AND THE SEASONALITY OF THEIR BUSINESS.

     Our business is materially impacted by our client mix and the seasonality of their business. Based upon our current client mix, we anticipate our service fee revenue business activity will be at its lowest in the first quarter and at its highest in the second quarter of the fiscal year and that our product revenue business activity will be at its highest in the fourth quarter of our fiscal year. We believe that results of operations for a quarterly period may not be indicative of the results for any other quarter or for the full year. We are unable to predict how the seasonality of future clients' business may affect our quarterly revenue.

OUR SYSTEMS MAY NOT ACCOMMODATE SIGNIFICANT GROWTH IN OUR NUMBER OF CLIENTS.

     Our success depends on our ability to handle a large number of transactions for many different clients in various product categories. We expect that the volume of transactions will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our operations. We cannot assure you of our ability to efficiently manage a large number of transactions. If we are not able to maintain an appropriate level of operating performance, we may develop a negative reputation, and impair existing and prospective client relationships and our business would be materially adversely affected.

WE MAY NOT BE ABLE TO RECOVER ALL OR A PORTION OF OUR START-UP COSTS ASSOCIATED WITH ONE OR MORE OF OUR CLIENTS.

     We generally incur start-up costs in connection with the planning and implementation of business process solutions for our clients. Although we generally recover these costs from the client in the early stages of the client relationship, there is a risk that the client contract may not fully cover the start-up costs. To the extent start-up costs exceed the start-up fees received, excess costs will be expensed as incurred. Additionally, in connection with new client contracts we sometimes incur capital expenditures associated with assets whose primary use is related to the client solution. There is a risk that the contract may end before expected and we may not recover the full amount of our capital costs.

OUR MARGINS MAY BE MATERIALLY IMPACTED BY CLIENT TRANSACTION VOLUMES THAT DIFFER FROM CLIENT PROJECTIONS AND BUSINESS ASSUMPTIONS.

     Our pricing for client transaction services, such as call center and fulfillment, is often based upon volume projections and business assumptions provided by the client and our anticipated costs to perform such work. In the event the actual level of activity or costs are substantially different from the projections or assumptions, we may have insufficient or excess staffing or other assets dedicated for such client that may negatively impact our margins and business relationship with such client. In the event we are unable to meet the service levels expected by the client, our relationship with the client will suffer and may result in the termination of the client contract.

OUR BUSINESS IS SUBJECT TO THE RISK OF CUSTOMER AND SUPPLIER CONCENTRATION.

     For the year ended December 31, 2002, the U.S. Mint (via a subcontract agreement with IBM), our affiliate Supplies Distributors (prior to consolidation effective October 1, 2002) and Xerox Corporation ("Xerox") represented approximately 35%, 13% and 14%, respectively, of our total net service fee revenue for such period. For the nine months ended September 30, 2003, the U.S. Mint and Xerox represented approximately 40% and 16%, respectively, of our total net service fee revenue for such period. The loss of, or non-payment of invoices by either or both of the U.S. Mint or Xerox as clients would have a material adverse effect upon our business. In particular, the agreement under which we provide services to the U.S. Mint has a scheduled renewal date of March 2004 and there is a risk that such agreement may not be renewed or that we are unable to enter into a similar agreement to continue to provide services to the U.S. Mint. Similarly, as is the case with our agreements with most of our clients, our agreement with Xerox is terminable at will upon notice.

     Substantially all of our product revenue was generated by sales of product purchased under master distributor agreements with IBM and is dependent on IBM's business. Our product revenue business is dependent upon the continuing market for IBM products and a decline in customer demand for such products could have a material adverse effect on our business. Sales to two customers accounted for approximately 13% and 12% of our total product revenues for the year ended December 31, 2002. Sales to three customers accounted for approximately 13%, 11% and 10% of our total product revenues for the nine months ended September 30, 2003. The loss of any one or more of such customers, or non-payment of any material amount by any other customer, would have a material adverse effect upon our business.

WE OPERATE WITH SIGNIFICANT LEVELS OF INDEBTEDNESS AND ARE REQUIRED TO COMPLY WITH CERTAIN FINANCIAL AND NON-FINANCIAL COVENANTS; WE ARE REQUIRED TO MAINTAIN A MINIMUM LEVEL OF SUBORDINATED LOANS TO OUR SUBSIDIARY SUPPLIES DISTRIBUTORS; AND WE ARE OBLIGATED TO REPAY ANY OVER-ADVANCE MADE TO SUPPLIES DISTRIBUTORS BY ITS LENDERS.

     As of September 30, 2003, the balance outstanding of our senior credit facilities was approximately $50.0 million. The senior indebtedness have maturity dates in calendar year 2004 and 2005, but are classified as current debt in our consolidated financial statements. We cannot provide assurance that such indebtedness will be renewed by the senior lending parties. Additionally, these senior indebtedness facilities include both financial and non-financial covenants. We cannot provide assurance that we will be able to maintain compliance with these covenants. Any non-renewal of these senior indebtedness facilities or any default under any of our senior indebtedness would have a material adverse impact upon our business and financial condition. In addition we have provided $8.0 million of subordinated indebtedness to Supplies Distributors, the minimum level required under certain senior indebtedness facilities and the maximum level that may be provided without approval from our lenders. The restrictions on increasing this amount without lender approval may limit our ability to comply with certain loan covenants or further grow and develop Supplies Distributors' business. We have guaranteed most of the indebtedness of Supplies Distributors. Furthermore, we are obligated to repay any over-advance made to Supplies Distributors by its lenders to the extent Supplies Distributors is unable to do so.

WE FACE COMPETITION FROM MANY SOURCES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Many companies offer, on an individual basis, one or more of the same services we do, and we face competition from many different sources depending upon the type and range of services requested by a potential client. Our competitors include vertical outsourcers, which are companies that offer a single function, such as call centers, public warehouses or credit card processors. Many of these companies have greater capabilities than we do for the single function they provide. We also compete against transportation logistics providers who offer product management functions as an ancillary service to their primary transportation services. In many instances, our competition is the in-house operations of our potential clients themselves. The in-house operations departments of potential clients often believe that they can perform the same services we do, while others are reluctant to outsource business functions that involve direct customer contact. We cannot be certain that we will be able to compete successfully against these or other competitors in the future.

OUR SALES AND IMPLEMENTATION CYCLES ARE HIGHLY VARIABLE AND OUR ABILITY TO FINALIZE PENDING CONTRACTS MAY CAUSE OUR OPERATING RESULTS TO VARY WIDELY.

     The sales cycle for our services is variable, typically ranging between several months to up to a year from initial contact with the potential client to the signing of a contract. Occasionally the sales cycle requires substantially more time. Delays in signing and executing client contracts may affect our revenue and cause our operating results to vary widely. We believe that a potential client's decision to purchase our services is discretionary, involves a significant commitment of its resources and is influenced by intense internal and external pricing and operating comparisons. To successfully sell our services, we generally must educate our potential clients regarding the use and benefit of our services, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our services is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany significant operational decisions. Additionally, the time required to finalize pending contracts and to implement our systems and integrate a new client can range from several weeks to many months. Delays in signing and integrating new clients may affect our revenue and cause our operating results to vary widely.

WE ARE DEPENDENT ON OUR KEY PERSONNEL, AND WE NEED TO HIRE AND RETAIN SKILLED PERSONNEL TO SUSTAIN OUR BUSINESS.

     Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of any of whom could materially adversely affect our business. In addition, we need to attract and retain other highly-skilled technical and managerial personnel for whom there is intense competition. We cannot assure you that we will be able to attract and retain the personnel necessary for the continuing growth of our business. Our inability to attract and retain qualified technical and managerial personnel would materially adversely affect our ability to maintain and grow our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

     We currently operate distribution centers in Liege, Belgium and Richmond Hill, Canada, near Toronto. We have recently downsized our Canadian facility and will incur costs in connection with this downsizing. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are risks inherent in doing business internationally, including:

     o   changing regulatory requirements;

     o legal uncertainty regarding foreign laws, tariffs and other trade barriers;

     o   political instability;

     o   potentially adverse tax consequences;

     o   foreign currency fluctuations; and

     o   cultural differences.

     Any one or more of these factors could materially adversely affect our business in a number of ways, such as increased costs, operational difficulties and reductions in revenue.

WE ARE UNCERTAIN ABOUT OUR NEED FOR AND THE AVAILABILITY OF ADDITIONAL FUNDS.

     Our future capital needs are difficult to predict. We may require additional capital in order to take advantage of unanticipated opportunities, including strategic alliances and acquisitions and to fund capital expenditures, or to respond to changing business conditions and unanticipated competitive pressures. In addition, we may require additional funds to finance our operating losses. Should these circumstances arise, our existing credit facilities may be insufficient and we may need to raise additional funds either by borrowing money or issuing additional equity. We cannot assure you that such resources will be adequate or available for all of our future financing needs. If we are successful in completing an additional equity financing, this could result in further dilution to our stockholders.

WE MAY ENGAGE IN FUTURE STRATEGIC ALLIANCES OR ACQUISITIONS THAT COULD DILUTE OUR EXISTING STOCKHOLDERS, CAUSE US TO INCUR SIGNIFICANT EXPENSES OR HARM OUR BUSINESS.

     We may enter into strategic alliance or acquisition opportunities that would complement our current business or enhance our technological capabilities. Integrating any newly acquired businesses, technologies or services may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through borrowing money or completing public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in incremental expenses and the incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A SYSTEMS OR EQUIPMENT FAILURE, WHETHER OUR OWN OR OF OUR CLIENTS.

    Our operations are dependent upon our ability to protect our distribution facilities, customer service centers, computer and telecommunications equipment and software systems against damage and failures. Damage or failures could result from fire, power loss, equipment malfunctions, system failures, natural disasters and other causes. Although we believe we have sufficient property and business interruption insurance, if our business is interrupted either from accidents or the intentional acts of others, our business could be materially adversely affected. In addition, in the event of widespread damage or failures at our facilities, our short-term disaster recovery and contingency plans and insurance coverage may not be sufficient.

    Our clients' businesses may also be harmed from any system or equipment failures we experience. In that event, our relationship with these clients may be adversely affected, we may lose these clients, our ability to attract new clients may be adversely affected and we could be exposed to liability.

    Interruptions could also result from the intentional acts of others, like "hackers." If our systems are penetrated by computer hackers, or if computer viruses infect our systems, our computers could fail or proprietary information could be misappropriated.

    If our clients suffer similar interruptions in their operations, for any of the reasons discussed above or for others, our business could also be adversely affected. Many of our clients' computer systems interface with our own. If they suffer interruptions in their systems, the link to our systems could be severed and sales of their products could be slowed or stopped.

A BREACH OF OUR E-COMMERCE SECURITY MEASURES COULD REDUCE DEMAND FOR OUR
SERVICES.

    A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could reduce demand for our services.

    We may be required to expend significant capital and other resources to protect against security breaches or to address any problem they may cause. Because our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation, cause us to lose clients, impact our ability to attract new clients and we could be exposed to litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations.

WE MAY BE A PARTY TO LITIGATION INVOLVING OUR E-COMMERCE INTELLECTUAL PROPERTY RIGHTS.

    In recent years, there has been significant litigation in the United States involving patent and other intellectual property rights. We may be a party to intellectual property litigation in the future to protect our trade secrets or know-how. United States patent applications are confidential until a patent is issued and most technologies are developed in secret. Accordingly, we are not, and cannot be, aware of all patents or other intellectual property rights of which our services may pose a risk of infringement. Others asserting rights against us could force us to defend ourselves or our customers against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any such litigation.

RISKS RELATED TO OUR INDUSTRY

IF THE TREND TOWARD OUTSOURCING DOES NOT CONTINUE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

    Our business could be materially adversely affected if the trend toward outsourcing declines or reverses, or if corporations bring previously outsourced functions back in-house. Particularly during general economic downturns, businesses may bring in-house previously outsourced functions to avoid or delay layoffs. The continued threat of terrorism within the United States and abroad and the potential for sustained military action may cause disruption to commerce and economic conditions, both domestic and foreign, which could have a material adverse effect upon our business and new client prospects.

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE WE MUST CONTINUALLY ENHANCE OUR SYSTEMS TO COMPLY WITH EVOLVING STANDARDS.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying network infrastructure. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. The internet and e-commerce environments are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing services and develop new services. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology involves significant technical and business risks. We may fail to develop new technologies effectively or to adapt our proprietary technology and systems to client requirements or emerging industry standards.

RISKS RELATED TO OUR STOCK

OUR COMMON STOCK IS AT RISK FOR DELISTING FROM THE NASDAQ SMALLCAP MARKET. IF IT IS DELISTED, OUR STOCK PRICE AND YOUR LIQUIDITY MAY BE IMPACTED.

     Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. These requirements include maintaining a minimum closing bid price of $1.00. The closing bid price for our common stock has had periods of time when it traded below $1.00 for more than 30 consecutive trading days. We currently meet all the minimum continued listing requirements for the Nasdaq SmallCap Market.

     If we fail to maintain the standards necessary to be quoted on the Nasdaq SmallCap Market and our common stock is delisted, trading in our common stock would be conducted on the OTC Bulletin Board as long as we continue to file reports required by the Securities and Exchange Commission. The OTC Bulletin Board is generally considered to be a less efficient market than the Nasdaq SmallCap Market, and our stock price, as well as the liquidity of our Common Stock, may be adversely impacted as a result.

OUR STOCK PRICE COULD DECLINE IF A SIGNIFICANT NUMBER OF SHARES BECOME AVAILABLE FOR SALE, INCLUDING THROUGH THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

     Sales of substantial amounts of common stock in the public market as a result of this offering could reduce the market price of our common stock and make it more difficult to sell equity securities in the future. The 2,503,122 shares covered by this prospectus, including 921,178 shares of common stock that may be issued under warrants, may be resold into the public market.

     The number of shares covered by this prospectus represents approximately 11.3% of the total number of our shares of common stock that are issued and outstanding, including the shares of common stock issuable upon the exercise of warrants. Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE. YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU PURCHASED SUCH SHARES.

    The trading price of our common stock may be subject to wide fluctuations in response to quarter-to-quarter fluctuations in operating results, announcements of material adverse events, general conditions in our industry or the public marketplace and other events or factors. In addition, stock markets have experienced extreme price and trading volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many technology related companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS, OUR SHAREHOLDER RIGHTS PLAN AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFIT TO OUR STOCKHOLDERS.

    Provisions of our certificate of incorporation, our bylaws, our shareholder rights plan and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. Our certificate of incorporation also permits our Board of Directors to issue one or more series of preferred stock which may have rights and preferences superior to those of the common stock. The ability to issue preferred stock could have the effect of delaying or preventing a third party from acquiring us. We have also adopted a shareholder rights plan. These provisions could discourage takeover attempts and could materially adversely affect the price of our stock. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "target," "continuing," "ongoing," "anticipate," "expects," "management believes," "we believe," "we intend," "we may" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

    Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

     We are registering for resale shares of our common stock that have been sold to the selling stockholders identified below or that may be issued upon exercise of the warrants held by the selling stockholders. Pursuant to a Securities Purchase Agreement dated as of November 7, 2003 among us and the selling stockholders we issued in a private placement 1,581,944 shares of common stock at $2.16 per share, one-year warrants to purchase 525,692 shares of common stock at an exercise price of $3.25 per share and four-year warrants to purchase 395,486 shares of common stock at an exercise price of $3.30 per share.

     We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive the shares covered by this prospectus from a selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

o    the name of each selling stockholder;


o the number and percent of shares of our common stock that each selling stockholder beneficially owned as of December 19, 2003 prior to the offering for resale of the shares under this prospectus;


o the number of shares of our common stock that may be offered for resale for the account of each selling stockholder under this prospectus; and

o the number and percent of shares of our common stock to be beneficially owned by each selling stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by such selling stockholder).

     The number of shares in the column "Number of Shares Offered" represents all of the shares that each selling stockholder may offer under this prospectus, including both shares currently issued and outstanding and shares exercisable upon the exercise of warrants. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below. None of the selling stockholders listed below has or has had in the past three years any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders purchased the shares offered in this prospectus pursuant to transactions exempt from the registration requirements of the Securities Act. The shares offered pursuant to this prospectus were "restricted securities" under the Securities Act prior to this registration. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.


     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock issuable upon the exercise of warrants are deemed outstanding and to be beneficially owned by the selling security holders holding such warrants. The percentages of beneficial ownership are based on an aggregate of 22,082,819 shares of our common stock issued and outstanding on December 19, 2003.

                                        SHARES BENEFICIALLY OWNED                                       SHARES BENEFICIALLY
                                            PRIOR TO OFFERING                                          OWNED AFTER OFFERING
                                   -----------------------------------                         -----------------------------------
                                                                          NUMBER OF SHARES
     SELLING STOCKHOLDERS              NUMBER              PERCENT         OFFERED(1)(2)           NUMBER              PERCENT
------------------------------     ---------------     ---------------    ----------------     ---------------     ---------------
Basso Equity Opportunity
   Holding Fund Ltd.                        79,115                   *              79,115                  --                  --
AS Capital Partners LLC(3)                  39,558                   *              39,558                  --                  --
Heimdall Investments Ltd.                2,014,512                 9.2%          2,014,512                  --                  --
Otape Investments LLC(4)                    73,254                   *              73,254                  --                  --
Redwood Partners II, LLC (5)                73,254                   *              73,254                  --                  --
Spectra Capital Management                 109,882                   *             109,882                  --                  --
SRG Capital LLC                             73,261                   *              73,261                  --                  --
Truk Opportunity Fund, LLC (6)              40,286                   *              40,286                  --                  --
                                   ---------------                         ---------------
   Total                                 2,503,122                11.3%          2,503,122
                                   ===============                         ===============


----------

* Less than 1%


(1) Includes the following shares issuable upon the exercise of warrants to purchase common stock at an exercise price of $3.25 per share that expire one year after the effective date of this registration statement: Basso Equity Opportunity Holding Fund Ltd. - 16,615; AS Capital Partners LLC - 8,308; Heimdall Investments Ltd. - 423,077; Otape Investments LLC - 15,384; Redwood Partners II, LLC - 15,384; Spectra Capital Management - 23,077; SRG Capital LLC - 15,386; and Truk Opportunity Fund, LLC - 8,461.



(2) Includes the following shares issuable upon the exercise of warrants to purchase common stock at an exercise price of $3.30 per share that expire on November 7, 2007: Basso Equity Opportunity Holding Fund Ltd. - 12,500; AS Capital Partners LLC - 6,250; Heimdall Investments Ltd. - 318,287; Otape Investments LLC - 11,574; Redwood Partners II, LLC - 11,574; Spectra Capital Management - 17,361; SRG Capital LLC - 11,575; and Truk Opportunity Fund, LLC - 6,365.


(3) Andrew Smukler, as the managing member of AS Capital Partners, LLC, exercises investment and voting control over the shares of common stock owned by AS Capital Partners, LLC. Mr. Smukler disclaims beneficial ownership of the shares of common stock owned by this selling shareholder.

(4) Ira Leventhal may be deemed to have voting and despositive power with regard to the securities owned by Otape Investments LLC. Mr. Leventhal disclaims beneficial ownership of the common stock owned by this selling shareholder.

(5) Michael Schwartz, a principal of Redwood Partners II, LLC, exercises investment and voting control over the shares. Mr. Schwartz disclaims beneficial ownership of the common stock owned by this selling shareholder.

(6) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC, exercise investment and voting control over the shares. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling shareholder.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately negotiated transactions;

     o   short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We have agreed to pay all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the selling stockholders. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Under the rules and regulations of the 1934 Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. The selling security holders will also be subject to applicable provisions of the 1934 Act and regulations under the 1934 Act, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders.

                                  LEGAL MATTERS

The validity of the issuance of the common stock being offered by this prospectus has been passed upon for us by Wolff & Samson, PC.

                                     EXPERTS

The consolidated financial statements and the accompanying financial statement schedule of PFSweb, Inc. and subsidiaries as of December 31, 2002 and 2001, and for the year ended December 31, 2002, the nine month period ended December 31, 2001 and the year ended March 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts is accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a resale registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Such reports and other information may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is http://www.sec.gov.

The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any Form 8-K's filed under Item 12) prior to the termination of this offering:

o    our Annual Report on Form 10-K for the year ended December 31, 2002;

o our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

o    our Current Reports on Form 8-K filed on January 8, 2003 and November 10,
     2003.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

     We will provide you a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents), upon your written or oral request at no cost. Please send your request to PFSweb, Inc., 500 North Central Expressway, 5th Floor, Plano, Texas, 75074, Attention: Chief Financial Officer. Our telephone number is (972) 881-2900.

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE THEREIN. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION, IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

                                2,503,122 SHARES

                                  COMMON STOCK

                                  PFSWEB, INC.

                                   PROSPECTUS


                               December 23, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee and Nasdaq Additional Listing Fee.

      SEC Registration Fee                                      $    328
      Nasdaq Additional Listing Fee                               25,031
      Accounting Fees and expenses                                 4,500
      Legal fees and disbursements                                30,000
      Printing expenses                                            5,000
                                                                --------
      Total                                                     $ 64,859
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is organized under the laws of the State of Delaware. The Delaware General Corporation Law, as amended (the "Act"), provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify the Corporate Agent for expenses in connection therewith. Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a Corporate Agent may be entitled to under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Under the Act, a Delaware corporation has the power to purchase and maintain insurance on behalf of any Corporate Agent against any liabilities asserted against and incurred by him in such capacity, whether or not the corporation has the power to indemnify him against such liabilities under the Act.

     As permitted by the Act, the Company's Certificate of Incorporation contains provisions which limit the personal liability of directors for monetary damages for breach of fiduciary duties as directors except to the extent such limitation of liability is prohibited by the Act. In accordance with the Act, these provisions do not limit the liability of any director for any breach of the director's duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for certain unlawful payments of dividends or stock repurchases under Section 174 of the Act; or for any transaction from which the director derives an improper personal benefit. These provisions do not limit the rights of the Company or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law, such as certain liabilities imposed on a director under the federal securities laws.

     In addition, the Company's Certificate of Incorporation and By-laws provide for the indemnification of Corporate Agents for certain expenses, judgments, fines and payments incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as Corporate Agents to the fullest extent authorized by the Act. The Company seeks to limit its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

     Reference is made to Sections 102(b)(7) and 145 of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

     The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as officers, directors or other Corporate Agents of the Company by limiting their exposure to personal liability for serving as such.

     The selling stockholders have entered into an agreement with us whereby they severally and not jointly agree, to the extent permitted by law, to indemnify and hold harmless PFSweb, and each officer and director of PFSweb, against all losses, claims, damages or liabilities, to which PFSweb or such officer or director may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or exhibit thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading in each case, and will reimburse PFSweb and each such officer and director for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the selling stockholders will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such selling stockholders, as such, furnished in writing to PFSweb by or on behalf of a selling stockholder specifically for use in such registration statement or prospectus, or, in certain circumstances, the use by a selling stockholder of an outdated or defective prospectus, and provided, further, however, that the liability of the selling stockholders hereunder shall be limited to the net proceeds received by the selling stockholders from the sale of the common stock covered by this registration statement. The agreement also sets forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS.

The following are filed as exhibits to this registration statement.

Exhibit  Description
-------  -----------
3.1      Amended and Restated Certificate of Incorporation (1)

3.2      Amended and Restated Bylaws (1)

4.1      Rights Agreement, dated as of June 8, 2000, between the Company and
         ChaseMellon Shareholder Services, LLC, which includes the Certificate of Designations in respect of the Series A Preferred Stock as Exhibit
         A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (2)

4.2      Securities Purchase Agreement dated as of November 7, 2003 between
         PFSweb, Inc. and the Purchasers named therein (3)

4.3 Form of One Year Warrant dated as of November 7, 2003 issued to each of the Purchasers pursuant to the Securities Purchase Agreement (4)

4.4 Form of Four Year Warrant dated as of November 7, 2003 issued to each of the Purchasers pursuant to the Securities Purchase Agreement (5)

4.5 Amendment to Four Year Warrant dated as of December 15, 2003 between the Company and each of the Purchasers (6)

5.1      Opinion of Wolff & Samson PC. (6)

23.1     Consent of KPMG LLP (6)

23.2     Consent of Wolff & Samson P.C. (included in Exhibit No. 5.1)

24       Power of Attorney (7)


----------

     (1) Incorporated by reference from PFSweb, Inc. Registration Statement on Form S-1 (Commission File No. 333-87657).

     (2)  Incorporated by reference to Exhibit 4 to Form 8-K filed on June 8,
          2000.

     (3) Incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 10, 2003.

     (4) Incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 10, 2003.

     (5) Incorporated by reference to Exhibit 10.3 to Form 8-K filed on November 10, 2003.


     (6)  Filed herein.

     (7)  Previously filed.


ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on December 23, 2003.


                                             PFSWEB, INC.

                                     By:     /s/ Thomas J. Madden
                                             -----------------------------------
                                             Thomas J. Madden, Executive Vice
                                             President and Chief Financial and
                                             Accounting Officer




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                                      TITLE                                    DATE
           ---------                                      -----                                    ----
By: /s/ Mark C. Layton(*)             Chairman of the Board, President, and Chief            December 23, 2003
    ----------------------            Executive Officer (Principal Executive Officer)
    Mark C. Layton

By: /s/ Thomas J. Madden              Executive Vice President and Chief Financial and       December 23, 2003
    -----------------------           Accounting Officer (Principal Financial Officer and
    Thomas J. Madden                  Principal Accounting Officer)

By: /s/ David I. Beatson(*)           Director                                               December 23, 2003
    -----------------------
     David I. Beatson

By: /s/ Timothy M. Murray(*)          Director                                               December 23, 2003
    ------------------------
    Timothy M. Murray

By: /s/ James F. Reilly(*)            Director                                               December 23, 2003
    ----------------------
     James F. Reilly

By: /s/ Dr. Neil W. Jacobs(*)         Director                                               December 23, 2003
    -------------------------
     Dr. Neil W. Jacobs



----------
(*) By Thomas J. Madden,
       Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
Page     Description
-------  -----------
3.1      Amended and Restated Certificate of Incorporation (1)

3.2      Amended and Restated Bylaws (1)

4.1      Rights Agreement, dated as of June 8, 2000, between the Company and
         ChaseMellon Shareholder Services, LLC, which includes the Certificate of Designations in respect of the Series A Preferred Stock as Exhibit
         A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C (2)

4.2      Securities Purchase Agreement dated as of November 7, 2003 between
         PFSweb, Inc. and the Purchasers named therein (3)

4.3 Form of One Year Warrant dated as of November 7, 2003 issued to each of the Purchasers pursuant to the Securities Purchase Agreement (4)

4.4 Form of Four Year Warrant dated as of November 7, 2003 issued to each of the Purchasers pursuant to the Securities Purchase Agreement (5)


4.5 Amendment to Four Year Warrant dated as of December 15, 2003 between the Company and each of the Purchasers (6)


5.1      Opinion of Wolff & Samson PC (6)

23.1     Consent of KPMG LLP (6)

23.2     Consent of Wolff & Samson P.C. (included in Exhibit No. 5.1)


24       Power of Attorney (7)


----------

     (1) Incorporated by reference from PFSweb, Inc. Registration Statement on Form S-1 (Commission File No. 333-87657).

     (2)  Incorporated by reference to Exhibit 4 to Form 8-K filed on June 8,
          2000.

     (3) Incorporated by reference to Exhibit 10.1 to Form 8-K filed on November 10, 2003.

     (4) Incorporated by reference to Exhibit 10.2 to Form 8-K filed on November 10, 2003.

     (5) Incorporated by reference to Exhibit 10.3 to Form 8-K filed on November 10, 2003.


     (6)  Filed herein.

     (7)  Previously Filed.